Exhibit (a)(1)(xxx)

VOLUNTARY CONDITIONAL CASH OFFER
by
Singapore Technologies Semiconductors Pte Ltd
(Incorporated in Singapore)
(Co. Reg. No.: 199503003D)
a wholly-owned subsidiary of
Temasek Holdings (Private) Limited
(Incorporated in Singapore)
(Co. Reg. No.: 197401143C)
for
STATS ChipPAC Ltd.
(Incorporated in Singapore)
(Co. Reg. No.: 199407932D)
Financial adviser to Singapore Technologies Semiconductors Pte Ltd
Goldman Sachs (Singapore) Pte.
(Incorporated in Singapore)
(Co. Reg. No.: 198602165W)

Cautionary Note: This announcement does not constitute an offer to purchase any securities. The Offer (as defined herein) is being made only pursuant to an Offer to Purchase and related acceptance forms, and is being made to, inter alia, all holders of Ordinary Shares, ADSs and Convertible Notes (as defined herein), subject to compliance with applicable laws. Holders of Ordinary Shares, ADSs and Convertible Notes are advised to read all documents relating to the Offer that are filed with SGX-ST and the SEC, because they contain important information. Copies of the Offer to Purchase and other documents relating to the Offer are available on the website of SGX-ST at www.sgx.com and the website of the SEC at www.sec.gov.
LEVEL OF ACCEPTANCES
1.	INTRODUCTION

Goldman Sachs (Singapore) Pte. (“Goldman Sachs”) refers to the Offer to Purchase dated 16 March 2007 (the “Offer to Purchase”) issued by Singapore Technologies Semiconductors Pte Ltd (the “Offeror”), containing the terms of the voluntary conditional cash offer (the “Offer”) by the Offeror for, inter alia, all issued ordinary shares (“Ordinary Shares”) in the share capital of STATS ChipPAC Ltd. (“STATS ChipPAC”) and American Depositary Shares (“ADSs”) of STATS ChipPAC, each of which represents ten Ordinary Shares.

Unless otherwise defined herein, all terms and references used in this Announcement are defined or construed in the Offer to Purchase.

2.	OFFER DECLARED UNCONDITIONAL IN ALL RESPECTS

On 13 April 2007, the Offer for the Ordinary Shares, ADSs and Convertible Notes was declared unconditional in all respects by Goldman Sachs, for and on behalf of the Offeror, as at 3.30 p.m. Singapore time, 3.30 a.m. New York City time on Friday, 13 April 2007.

3.	LEVEL OF ACCEPTANCES

3.1	Acceptances of the Offer. As at 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 19 April 2007, after taking into account valid withdrawals of acceptances received on or prior to 13 April 2007, the Offeror has received valid acceptances in respect of:
(a)	an aggregate of 732,126,679 Ordinary Shares (including Ordinary Shares represented by ADSs)(1), representing approximately 36.2 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs)(2) and approximately 31.1 per cent. of the maximum potential issued share capital of the Company(3), comprising:
(i)	443,358,769 Ordinary Shares(1), representing approximately 21.9 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 18.8 per cent. of the maximum potential issued share capital of the Company; and

(ii)	28,876,791 ADSs (which represent 288,767,910 Ordinary Shares), representing approximately 14.3 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 12.3 per cent. of the maximum potential issued share capital of the Company; and

(1)	Including 132,000 Ordinary Shares tendered in acceptance of the Offer by parties acting or deemed to be acting in concert with the Offeror up to 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 19 April 2007, representing approximately 0.01 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 0.01 per cent. of the maximum potential issued share capital of the Company.

(2)	Unless otherwise stated, all references in this Announcement to “the issued Ordinary Shares (including Ordinary Shares represented by ADSs)” are based on 2,022,036,835 Ordinary Shares (including Ordinary Shares represented by ADSs) as at 18 April 2007.

(3)	Unless otherwise stated, all references in this Announcement to “the maximum potential issued share capital of the Company” are based on the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) which would be in issue if all the outstanding Convertible Notes were validly converted and if all the outstanding Options were validly exercised, being 2,352,638,684 Ordinary Shares (including Ordinary Shares represented by ADSs) as at 23 March 2007.

(b)	Convertible Subordinated Notes due 2008 for an aggregate principal amount of US$89,915,000.
As at 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 19 April 2007, no acceptances have been received by the Offeror in respect of the Convertible Notes due 2008.
3.2	Ordinary Shares held as at the Offer Announcement Date. As at the date of the Offer Announcement on 1 March 2007 (the “Offer Announcement Date”):
(a)	the Offeror owned 711,978,050 Ordinary Shares and 25,000 ADSs, representing approximately 35.2 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs); and

(b)	parties acting or deemed to be acting in concert with the Offeror owned 182,000 Ordinary Shares, representing approximately 0.01 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs)(4).
3.3	Ordinary Shares acquired or agreed to be acquired after the Offer Announcement Date and up to 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 19 April 2007 (other than pursuant to valid acceptances of the Offer). Between the Offer Announcement Date and 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 19 April 2007, the Offeror and parties acting or deemed to be acting in concert with the Offeror have not acquired or agreed to acquire any Ordinary Shares, ADSs or Convertible Notes other than pursuant to valid acceptances of the Offer(4).

3.4	Aggregate number of securities. Accordingly, as at 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 19 April 2007, the Offeror and parties acting or deemed to be acting in concert with the Offeror owned, controlled or have agreed to acquire:
(a)	an aggregate of 1,444,402,729 Ordinary Shares (including Ordinary Shares represented by ADSs)(5)(6), representing approximately 71.4 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 61.4 per cent. of the maximum potential issued share capital of the Company, comprising:
(i)	1,155,384,819 Ordinary Shares(5)(6), representing approximately 57.1 per cent. of the issued Ordinary Shares (including Ordinary Shares

(4)	The number of Ordinary Shares owned, acquired or agreed to be acquired by parties acting or deemed to be acting in concert with the Offeror as disclosed in this Announcement is to the best knowledge and belief of the Offeror.

(5)	For the purposes of arriving at this number, we have not double-counted the 132,000 Ordinary Shares tendered in acceptance of the Offer by parties acting or deemed to be acting in concert with the Offeror up to 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 19 April 2007, representing approximately 0.01 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 0.01 per cent. of the maximum potential issued share capital of the Company. Such Ordinary Shares were held by these parties as at the Offer Announcement Date and are included in paragraph 3.2 (b) of this Announcement.

(6)	In addition, we have deducted the following:
(a)	1,000 Ordinary Shares held by a party acting or deemed to be acting in concert with the Offeror as at the Offer Announcement Date. The said 1,000 Ordinary Shares were sold by the said concert party in the open market on 13 April 2007; and

(b)	1,000 Ordinary Shares held by another party acting or deemed to be acting in concert with the Offeror as at the Offer Announcement Date. The said 1,000 Ordinary Shares were sold by the said concert party in the open market on or about 10 April 2007.

represented by ADSs) and approximately 49.1 per cent. of the maximum potential issued share capital of the Company; and

(ii)	28,901,791 ADSs (which represent 289,017,910 Ordinary Shares), representing approximately 14.3 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 12.3 per cent. of the maximum potential issued share capital of the Company; and
(b)	Convertible Subordinated Notes due 2008 for an aggregate principal amount of US$89,915,000
4.	RESPONSIBILITY STATEMENT

The directors of the Offeror (including any who may have delegated detailed supervision of this Announcement) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this Announcement are fair and accurate and that no material facts have been omitted from this Announcement, and they jointly and severally accept responsibility accordingly. Where any information has been extracted or reproduced from published or publicly available sources (including, without limitation, in relation to STATS ChipPAC), the sole responsibility of the directors of the Offeror has been to ensure through reasonable enquires that such information is accurately extracted from such sources or, as the case may be, reflected or reproduced in this Announcement.

Issued by
Goldman Sachs (Singapore) Pte.

For and on behalf of
Singapore Technologies Semiconductors Pte Ltd

19 April 2007

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